Mail Stop 3030

                                                               October 1, 2018

     Antonio Carrillo
     President and Chief Executive Officer
     Arcosa, Inc.
     2525 N. Stemmons Freeway
     Dallas, Texas 75207-2401

            Re:    Arcosa, Inc.
                   Registration Statement on Form 10-12B
                   Filed May 15, 2018, as subsequently amended
                   File No. 001-38494

     Dear Mr. Carrillo:

            We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Amanda
Ravitz

                                                               Amanda Ravitz
                                                               Assistant
Director
                                                               Office of
Electronics and Machinery


     cc:   Neil P.Stronski, Esq.
           Skadden, Arps, Slate, Meagher & Flom LLP